Exhibit 99.4

Net Savings Link Targets Expansion of Affiliate Links to Provide Greater Brand Name Selections (4)

CLEARWATER BEACH, Fla., March 4, 2011 /PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board:CXLT.ob - News) announced today that the Company, in order to provide an increasing selection of brand name savings choices, has targeted expansion of its affiliate links at its NetSavingsLink.com website.

"With online affiliate links including American Express, Wal-Mart, AT&T & Target, Net Savings Link is positioned to offer tremendous savings choices to virtually every family in America.  Our savings offers now include groceries, dining out, cell phone service, insurance, vacations, banking, credit cards and loans, pets and flowers ... a constantly increasing menu of choices.

U.S. families from any of the 50 states can become members of Net Savings Link today and immediately start cutting their normal retail monthly spending amount by 30 – 60% with just a few simple mouse clicks.

By increasing electronic savings selections, the average American family will enjoy greater savings on the majority of items on which they spend money.  To keep it simple and user friendly, a Learning Center has been established where every new member is educated on the ease of cutting expenses.   A transaction could be for hundreds of dollars at Wal-Mart or as simple as a pound of coffee at a local Starbucks.  Affiliate consolidator software tracks each vendor transaction and pays Net Savings Link a commission.

Affiliate marketing has been around for many years and the process has been well tested.  Our model seeks to leverage the number of savings choices provided simultaneously to every family by providing thousands of vendors, offering money saving deals, all at one site, to provide a one stop shopping & savings experience.

Net Savings Link will be adding more offers each week from major brand name affiliates so that we cover more of every family's total purchases.  We know we cannot cover every item ... but we are working on it.  We are off to a great start ... putting thousands in savings back in family's pockets where it belongs," said David Saltrelli President & CEO.

The company delivers extensive cost savings benefits to the average US family that are designed to save consumers over $6,000 on average per year on those items on which they are already spending their hard earned money, including groceries, dining out, entertainment, telephone service, debt service, retail shopping, travel, insurance and more. Memberships will be mass marketed in bulk to large organizations, associations, unions, churches, and networks by employing a variety of business to business strategies, each designed to benefit the organization offering the memberships, as well as the organization's network of members, employees or customers, who receive the savings benefits through access to Net Savings Link membership base. As members begin to generate savings benefits from the website, Net Savings Link will simultaneously monetize transactions from shared back end revenues with host organizations, end user membership fees, individual product purchase turnovers, and commissions generated from the vast array of affiliate partners that are digitally connected, who provide substantial discounts to Net Savings Link users.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com